Exhibit 99.1

	Media Contact:	Kimberly Kuo SVP, Public Affairs, Communications & Communities 704-557-4584
	Investor Contact:	Dave Katz EVP, Chief Financial Officer 704-557-4929

FOR IMMEDIATE RELEASE	Symbol:	COKE
August 23, 2018	Quoted:	The NASDAQ Stock Market (Global Select Market)

David M. Katz named President and COO

Henry W. Flint named Vice Chairman

Charlotte, NC—Coca-Cola Bottling Co. Consolidated today announced that its Board of Directors unanimously approved the recommendation of Chairman and Chief Executive Officer J. Frank Harrison, III to appoint David M. (Dave) Katz as President and Chief Operating Officer and Henry W. (Hank) Flint as a Vice Chairman of the Board, effective December 31, 2018.

The Board also approved the appointment of Mr. Katz to the Board and to succeed Mr. Flint on the Executive Committee of the Board. These changes are also effective as of December 31, 2018. Following Mr. Katz’s succession to the position of President and Chief Operating Officer, Mr. Flint will remain a member of the Board and an officer of the Company.

“We are very fortunate to have these two great leaders as a part of our senior leadership team. This announcement is the result of a carefully planned succession process. The Board and I have great confidence in Dave and his ability to lead our Company in the coming years, and we are deeply appreciative of the wonderful job Hank has done serving the Company as President and Chief Operating Officer over the past six years,” said Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III.

Mr. Katz joined the Company in 2013 as Senior Vice President and Assistant to the Chairman and CEO. Over the past five years, he has served in various capacities before being appointed as Chief Financial Officer in January of 2018. Prior to joining the Company, Mr. Katz worked with Coca-Cola Enterprises, Inc. from 1993 to 2010 in various positions with increasing responsibilities. From 2011 to 2013, he was the Senior Vice-President, Midwest Region within the newly-created Coca-Cola Refreshments. Mr. Katz holds Bachelor’s and Master’s degrees in Industrial Engineering from the Georgia Institute of Technology.

Mr. Flint joined the Company in 2004 as Executive Vice President and has served on the Board since April 2007. Mr. Flint served as Vice Chairman of the Board from 2007 to 2012 and as President and Chief Operating Officer since August of 2012.

Charlotte-based Coca-Cola Bottling Co. Consolidated is the nation’s largest independent Coca-Cola bottler, operating in 14 states and the District of Columbia.

—Enjoy Coca-Cola—

About Coca-Cola Bottling Co. Consolidated

Coke Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For more than 115 years, we have been deeply committed to the consumers, customers, and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell, and deliver beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors to 65 million consumers in territories spanning 14 states and the District of Columbia.

Headquartered in Charlotte, N.C., Coke Consolidated is traded on the NASDAQ under the symbol COKE. More information about the company is available at www.cokeconsolidated.com. Follow Coke Consolidated on Facebook, Twitter, Instagram and LinkedIn.